UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

GANNETT CO., INC.
(Name of Registrant as Specified in Its Charter)

MNG ENTERPRISES, INC.

MNG INVESTMENT HOLDINGS LLC

STRATEGIC INVESTMENT OPPORTUNITIES LLC

ALDEN GLOBAL CAPITAL LLC

HEATH FREEMAN

TIMOTHY A. BARTON

R. JOSEPH FUCHS

GUY GILMORE

DANA NEEDLEMAN

STEVEN B. ROSSI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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MNG Enterprises, Inc., together with the other participants named herein (collectively, “MNG”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees at the 2019 annual meeting of stockholders of Gannett Co., Inc., a Delaware corporation.

On February 11, 2019, MNG issued the following press release:

MNG ENTERPRISES, INC.

MNG ENTERPRISES RESPONDS TO GANNETT’S MISLEADING COMMENTS ON MNG PROPOSAL

Says Gannett Has No Credible Plan to Achieve $12 Per Share Valuation on its Own

Under Chairman Jeff Louis's and this Board's watch, Gannett's Adjusted EBITDA is down a staggering 31% and free cash flow is down a whopping 50%

February 11, 2019 – Denver, CO – MNG Enterprises, Inc. (“MNG”), the largest active shareholder of Gannett Co., Inc. (NYSE: GCI) (“Gannett” or “the “Company”), with a 7.5% ownership stake, today issued the following statement in response to Gannett’s misleading commentary about MNG’s proposal to acquire Gannett for $12 per share in cash:

“Gannett is simply trying to distract from the fact that they have no credible path to achieve a $12 valuation on their own. Under Chairman Jeff Louis’s watch, Gannett’s Adjusted EBITDA is down a staggering 31% and free cash flow has declined by a whopping 50%, resulting in the destruction of over 40% of the company’s value – all the while leveraging up to overspend on aspirational digital assets.

“Gannett should do the right thing and resume discussions with MNG towards a transaction, or in the alternative, immediately commence a strategic review process to maximize value for all Gannett shareholders.

“Gannett grossly mischaracterized the meeting we had last week, as well as MNG’s ability to close this transaction. MNG expects to have fully committed financing in place within weeks, and the pro forma leverage profile of the combined companies would be very conservative relative to industry comparables. Further, MNG can complete its diligence within four weeks with the cooperation of Gannett. In addition, our advisors described in detail that we have extensively studied the regulatory and pension considerations and we invited Gannett and its advisors to meet with our attorneys to review our work (under the appropriate legal protections).”

Moelis & Company is acting as financial advisor to MNG Enterprises. Olshan Frome Wolosky LLP is serving as legal counsel to MNG Enterprises. Okapi Partners LLC is serving as proxy solicitor.

About MNG Enterprises

MNG Enterprises, Inc. is one of the largest owners and operators of newspapers in the United States by circulation, with approximately 200 publications including The Denver Post, The San Jose Mercury News, The Orange County Register and The Boston Herald. MNG is a leader in local, multi-platform news and information, distinguished by its award-winning original content and high quality, diversified portfolio of both print and local news and information web sites and mobile apps offering rich multimedia experiences across the nation. For more information, please visit www.medianewsgroup.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

MNG Enterprises, Inc., together with the other participants named herein (collectively, “MNG”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of Gannett Co., Inc., a Delaware corporation (the “Company”).

MNG STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The “Participants” in the proxy solicitation are anticipated to be MNG Enterprises, Inc. (“MNG Enterprises”), MNG Investment Holdings LLC (“MNG Holdings”), Strategic Investment Opportunities LLC (“Opportunities”), Alden Global Capital LLC (“Alden”), Heath Freeman, Timothy A. Barton, R. Joseph Fuchs, Guy Gilmore, Dana Needleman and Steven B. Rossi.

As of the date hereof, Opportunities beneficially owns 8,506,799 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company. MNG Enterprises, as the sole member of MNG Holdings, may be deemed the beneficial owner of the 8,506,799 shares owned by Opportunities. MNG Holdings, as the managing member of Opportunities, may be deemed the beneficial owner of the 8,506,799 shares owned by Opportunities. Alden, as the investment manager of funds that collectively hold a majority voting interest in MNG Enterprises, may be deemed the beneficial owner of the 8,506,799 shares owned by Opportunities. Mr. Freeman, as the President of Alden, may be deemed the beneficial owner of the 8,506,799 shares owned by Opportunities. As of the date hereof, Messrs. Barton, Fuchs, Gilmore and Rossi and Ms. Needleman do not beneficially own any Common Stock.

MEDIA CONTACT:

Reevemark

Paul Caminiti / Hugh Burns / Renée Soto

+1 212.433.4600

MNGInquiries@reevemark.com

INVESTOR CONTACT:

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh

+ 212.297.0720

info@okapipartners.com